THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER SAID ACT AND ALL OTHER APPLICABLE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

$650,000.00                                                                                         No. 2

HII TECHNOLOGIES, INC.

APACHE ENERGY SERVICES, LLC

 SUBORDINATED SECURED PROMISSORY NOTE

September __, 2012

1. General.  For value received, and subject to the terms hereof, HII TECHNOLOGIES, INC., a Delaware corporation and APACHE ENERGY SERVICES, LLC, a Nevada limited liability company (collectively, "Payor"), jointly and severally promise to pay to the order of BILLY COX ("Payee"), the principal amount of SIX HUNDRED FIFTY THOUSAND DOLLARS ($650,000.00).  This secured promissory note (the "Note") is being delivered by Payor to Payee in partial consideration for the purchase by HII Technologies, Inc. of the Payee’s equity interests in Apache Energy Services, LLC pursuant to that certain Securities Purchase Agreement (the "Agreement"), of even date herewith, between Payee, Payor and the other parties set forth therein. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

2. Term; Payments.  The Note shall be repaid in twelve equal quarterly installments of principal in the amount of $54,166.67 per installment (each, an “Installment Payment”), commencing on February 1, 2013 and continuing through November 1, 2015, plus accrued interest thereon on the principal amount outstanding from time-to-time from September __, 2012, payable on the first business day of each February, July and November, commencing February 1, 2013 and continuing through and including  November 1, 2015 (the “Maturity Date”).

3. Interest.  Interest shall accrue from the date hereof on any unpaid principal balance of this Note at the rate of five percent (5%) per annum.

4. Place of Payment.  Any and all amounts payable by Payor to Payee hereunder shall be made in immediately available funds and shall be paid at _________________________________, or at such other address of which Payee shall give written notice to Payor.

5. Security Agreement.  This Note is a secured obligation of the Payor and is secured by certain collateral (the “Collateral”) described in that certain Security Agreement of even date herewith (the "Security Agreement") entered into by the parties hereto.

6. Subordination.

(a) The obligation evidenced by this Note is the subject of a Subordination Agreement by and between the Parent and Crestmark Commercial Capital Lending LLC (“Crestmark”) (“Senior Indebtedness”).  As used herein, the term “Senior Indebtedness” means the principal amount of, and interest and/or premium, if any, on any and all indebtedness of Payor  (i) for borrowed money or obligations payable to Crestmark. or (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for any such Senior Indebtedness.

(b) Subject to the Payee’s rights with respect to the Collateral, upon the acceleration of any Senior Indebtedness or upon the maturity of all or any portion of the principal amount of any Senior Indebtedness by lapse of time, acceleration or otherwise, all of such Senior Indebtedness which has been accelerated or matured shall first indefeasibly be paid in full before any payment is made by the Payor or any person acting on behalf of the Payor on account of any obligations evidenced by this Note.

(d) By its acceptance of this Note, the Payee agrees to execute and deliver such documents as may be reasonably requested from time to time by the Payor or the holder of any Senior Indebtedness in order to implement the foregoing provisions of this Section.

7. Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default hereunder ("Event of Default"):

(a) Failure of Payor to pay the principal of or interest on this Note, when and as the same shall become due and payable and such failure continues unremedied for five (5) business days.

(b) The material default, breach or violation of Payor in the performance or observance of any of the other covenants, agreements, representations, warranties or conditions of Payor contained in this Note and such material default, breach or violation continues unremedied for a period of fifteen (15) days following the occurrence thereof.

(c) The occurrence of an Event of Default under the Security Agreement securing this Note.

(d) The admission in writing of Payor of its inability to pay its debts generally as they become due.

(e) Filing by Payor of a petition in bankruptcy or a petition to take advantage of any insolvency act.

(f) The making by Payor of an assignment for the benefit of its creditors.

(g) The consent by Payor to the appointment of a receiver of itself or of the whole or any substantial part of its property.

(h) Adjudication of Payor as bankrupt on a petition in bankruptcy filed against it which is not dissolved within sixty (60) days.

(i) Entry of an order, judgment or decree by a court of competent jurisdiction appointing, without the consent of Payor, a receiver of Payor or of the whole or any substantial part of its property, or approval of a petition filed against it seeking reorganization or arrangement of Payor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, if such order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

8. Remedies.  Upon the occurrence of an Event of Default hereunder, in addition to all other rights, remedies and powers of Payee under this Note or otherwise available at law or in equity, Payee may, at its option, without notice, declare the outstanding principal balance and interest immediately due and payable in full without further notice to or demand on Payor of any kind, including without limitation, presentment, demand or notice of demand, protest or notice of protest, notice of nonpayment or dishonor and all other notices or communications in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, all of which are hereby waived by Payor.  Payor also hereby waives all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed. Additionally, Payee shall be entitled to pursue all remedies available to it pursuant to the terms of the Security Agreement.

9. Notices.  All notices and other communications required or permitted under this Note shall be made in accordance with the provisions of the Agreement.

10. Interest Savings Clause.  If any interest payment due hereunder is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.

11. Amendments and Waivers.  This Note may be amended, modified or supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by both Payor and Payee. No waiver with respect to this Note shall be enforceable against Payee unless in writing and signed by

Payee. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by Payee, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

12. Successors and Assigns.  This Note shall be binding upon the parties and their respective successors and assigns. Payor shall not in any manner assign any of its rights or obligations under this Note without the express prior written consent of the holder of this Note.

13. Severability.  If any provision of this Note is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14. Expense of Enforcement.  In the event Payee takes any action to enforce its rights hereunder or under the Security Agreement, Payor will reimburse Payee for all expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees, appraisal fees, accounting fees, copying costs and travel and lodging expenses.

15. Section Headings.  The section and subsections headings in this Note are for convenience of reference only, do not constitute a part of this Note, and shall not affect its interpretation.

16. Controlling Law.  This Note is made under, and shall be construed and enforced in accordance with, the laws of the State of Texas applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  EACH OF THE PARTIES (A) IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF TEXAS, IN ANY AND ALL ACTIONS BETWEEN OR AMONG ANY OF THE PARTIES, WHETHER ARISING HEREUNDER OR OTHERWISE, (B) IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, AND (C) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY FIRST CLASS CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO THE ADDRESS AT WHICH SUCH PARTY IS TO RECEIVE NOTICE PURSUANT TO THE PROVISIONS OF THE AGREEMENT.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Payor has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

PAYOR:

APACHE ENERGY SERVICES, LLC

By:__________________________

Name:

Title:

HII TECHNOLOGIES, INC.

By:__________________________

Name:

Title: